EX-99.d.8

Delaware Management Company

2005 Market Street

Philadelphia, PA 19103

April 24, 2020

Delaware VIP Trust

2005 Market Street

Philadelphia, PA 19103

Re: Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Delaware VIP Trust set forth below (each a “Series”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Series’ total annual operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from April 29, 2020 through April 30, 2021. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Series’ Board of Trustees and the Manager.

Fund	Expense Cap
Delaware VIP Diversified Income Series	0.60%
Delaware VIP Emerging Markets Series	1.28%
Delaware VIP High Yield Series	0.74%
Delaware VIP International Value Equity Series	1.04%
Delaware VIP Limited-Term Diversified Income Series	0.53%
Delaware VIP REIT Series	0.83%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Series expenses at any time in the future.

Delaware Management Company, a series of

Macquarie Investment Management Business Trust

By:        /s/ Richard Salus

___________________________________

Name:  Richard Salus

Title:    Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Delaware VIP Trust

By:       /s/ Shawn K. Lytle

___________________________________

Name:  Shawn K. Lytle

Title:    President & Chief Executive Officer

Date:    April 24, 2020